    Exhibit 99.1

COMPANY:	Perma-Pipe International Holdings, Inc.
CONTACT:	Saleh Sagr, President, Chief Executive Officer, and Director

Perma-Pipe Investor Relations

(281) 941-2445

investor@permapipe.com

Perma-Pipe International Holdings, Inc. Announces First Quarter 2026 Financial Results

•        Net Sales Increased 7.5% Year-over-Year;

•        Backlog Rises to $136.5 Million;

•        Geopolitical Situation in the Middle East Causes Near-Term Project Timing Delays

THE WOODLANDS, TX, June 9, 2026 - Perma-Pipe International Holdings, Inc. (NASDAQ: PPIH) announced today financial results for the first quarter ended April 30, 2026.

“For the three months ended April 30, 2026, net sales increased 7.5% to $50.3 million, compared to $46.7 million in the prior-year quarter, driven by higher sales volumes in both North America and the MENA region. Gross profit was $14.6 million, compared to $16.7 million in the first quarter of fiscal 2025. The decrease in gross profit primarily reflects project and product mix across various jurisdictions, particularly in Canada due to seasonal factors, as well as start-up and ramp-up costs associated with our new manufacturing facilities in Ohio and Qatar. Selling, general and administrative expenses increased to $10.0 million from $8.8 million, primarily due to higher professional fees related to our transition to accelerated filer status and ongoing Sarbanes-Oxley compliance initiatives.

Earnings before income taxes were $3.9 million, compared to $7.4 million in the prior-year quarter. Income tax expense was $1.3 million, compared to $1.6 million in the prior-year period. Our effective tax rate was 34%, compared to 21% in the first quarter of fiscal 2025, reflecting the impact of earnings mix across tax jurisdictions. As a result, net income attributable to common stock was $1.8 million, compared to $5.0 million in the prior-year quarter,” said President and Chief Executive Officer Saleh Sagr.

Mr. Sagr continued, “During the quarter, geopolitical developments in the Middle East resulted in delays in the execution of certain projects, affecting the timing of revenue recognition and profitability within the MENA region. Importantly, no projects have been cancelled, customer demand remains strong and we expect project execution to normalize over the coming quarters. As a result, we continue to anticipate both revenue growth and net income growth for fiscal 2026 compared to fiscal 2025.

Our confidence is supported by a strong backlog of $136.5 million at April 30, 2026, representing an increase of approximately 12% from $121.6 million at January 31, 2026. The increase in backlog includes a significant contribution from recently awarded AI-driven data center projects in North America, a market that continues to present substantial growth opportunities for the Company. We also continue to experience robust bidding activity across our key end markets, including infrastructure, energy, industrial, water-related, and data center projects. In addition, we are beginning to see emerging structural growth opportunities throughout the MENA region, including investments in alternative oil and gas export infrastructure designed to reduce reliance on the Strait of Hormuz, as well as increased focus on long-term water security initiatives. We believe these trends, together with the continued expansion of AI and cloud computing infrastructure, will support both near-term project activity and long-term demand for our products and services,”

Mr. Sagr concluded, “We remain focused on executing our strategic priorities through disciplined project delivery, expansion of our manufacturing footprint, and continuous operational improvement. The commissioning and ramp-up of our new Ohio facility represents a significant milestone in strengthening our North American presence and positioning the Company for future growth. While project timing delays impacted first-quarter results, we believe the underlying fundamentals of our business remain strong. With a growing backlog, healthy pipeline of opportunities, and expanding manufacturing capabilities, we remain confident in our ability to deliver improved financial performance and sustainable long-term value for our shareholders throughout fiscal 2026 and beyond.”

First Quarter Fiscal 2026 Results

Net sales were $50.3 million for the three months ended April 30, 2026, an increase of $3.6 million, or 7.5%, compared to $46.7 million in the same quarter of the prior year. The increase was driven by higher sales volumes in both North America and the MENA region.

Gross profit was $14.6 million, compared to $16.7 million in the prior-year quarter. The decline in gross profit primarily reflects product mix across various jurisdictions, particularly in Canada due to seasonal factors, together with start-up and ramp-up costs associated with the Company's new Ohio manufacturing facility as well as ongoing project ramp-up costs in Qatar.

General and administrative expenses were $8.8 million, compared to $7.7 million in the prior-year quarter. The increase was primarily due to higher professional fees associated with the Company’s transition to accelerated filer status and ongoing SOX compliance initiatives.

Selling expenses remained consistent at $1.2 million, compared to $1.1 million in the prior-year quarter.

Net interest expense was $0.6 million, compared to $0.4 million in the prior-year quarter. The increase was primarily driven by incremental borrowings during the quarter.

Income tax expense was $1.3 million, compared to $1.6 million in the prior-year quarter. The Company’s effective tax rate (“ETR”) was 34%, compared to 21% in the prior-year quarter, driven by the impact of product mix across different tax jurisdictions.

Earnings before income taxes were $3.9 million, compared to $7.4 million in the same quarter of the prior year and Net income attributable to common stock was $1.8 million, compared to $5.0 million in the prior-year quarter.

Investor Relations Update

We expect to initiate quarterly earnings conference calls beginning with the second quarter of fiscal 2026, further enhancing transparency and strengthening our engagement with the investment community. These calls will provide a more structured and consistent forum for discussing quarterly financial results, operational developments, and strategic priorities, as well as offering investors and analysts the opportunity for direct dialogue with management. We believe this initiative will improve communication, support a clearer understanding of our performance drivers and outlook, and reinforce our commitment to best-in-class disclosure practices as we continue to scale the business.

Perma-Pipe International Holdings, Inc.

Perma-Pipe International Holdings, Inc. (the “Company”) is a global leader in pre-insulated piping and leak detection systems for oil and gas gathering, district heating and cooling, and other applications. It uses its extensive engineering and fabrication expertise to develop piping solutions that solve complex challenges regarding the safe and efficient transportation of many types of liquids. In total, the Company has operations at fourteen locations in seven countries.

Forward-Looking Statements

Certain statements and other information contained in this press release that can be identified by the use of forward-looking terminology constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby, including, without limitation, statements regarding the expected future performance and operations of the Company. These statements should be considered as subject to the many risks and uncertainties that exist in the Company's operations and business environment. Such risks and uncertainties include, but are not limited to, the following: (i) fluctuations in the price of oil and natural gas and its impact on customer order volume for the Company's products; (ii) the Company’s ability to purchase raw materials at favorable prices and to maintain beneficial relationships with its suppliers; (iii) decreases in government spending on projects using the Company’s products, and challenges to the Company’s non-government customers’ liquidity and access to capital funds; (iv) the Company’s ability to repay its debt and renew expiring international credit facilities; (v) the Company’s ability to effectively execute its strategic plan and achieve sustained profitability and positive cash flows; (vi) the Company's ability to collect a long-term account receivable related to a project in the Middle East; (vii) the Company’s ability to interpret changes in tax regulations and legislation; (viii) the Company's ability to use its net operating loss carryforwards; (ix) reversals of previously recorded revenue and profits resulting from inaccurate estimates made in connection with the Company’s "over-time" revenue recognition; (x) the Company’s failure to establish and maintain effective internal control over financial reporting; (xi) the timing of order receipt, execution, delivery and acceptance for the Company’s products; (xii) the Company’s ability to successfully negotiate progress-billing arrangements for its large contracts; (xiii) aggressive pricing by existing competitors and the entrance of new competitors in the markets in which the Company operates; (xiv) the Company’s ability to manufacture products free of latent defects and to recover from suppliers who may provide defective materials to the Company; (xv) reductions or cancellations of orders included in the Company’s backlog; (xvi) risks and uncertainties specific to the Company's international business operations; (xvii) the Company’s ability to attract and retain senior management and key personnel; (xviii) the Company’s ability to achieve the expected benefits of its growth initiatives; (xix) the impact of pandemics and other public health crises on the Company and its operations; and (xx) the impact of cybersecurity threats on the Company’s information technology systems. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at https://www.sec.gov and under the Investor Center section of our website (http://investors.permapipe.com.)

The Company's fiscal year ends on January 31. Years, results, and balances described as 2026, 2025, an 2024 are for the fiscal year ended January 31, 2027, 2026, and 2025, respectively.

Additional information regarding the Company's financial results for the three months ended  April 30, 2026, including management's discussion and analysis of the Company's financial condition and results of operations, is contained in the Company's Quarterly Report on Form 10-Q for the quarterly period ended  April 30, 2026, which will be filed with the Securities and Exchange Commission on or about the date hereof and will be accessible at www.sec.gov and www.permapipe.com. For more information, visit the Company's website.

PERMA-PIPE INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended April 30,
	2026	2025
Net sales	$50,265	$46,747
Gross profit	14,636	16,724

Total operating expenses	9,999	8,835

Income from operations	4,637	7,889

Interest expense, net	605	406
Other expense, net	110	47
Income before income taxes	3,922	7,436

Income tax expense	1,332	1,582
Net income	$2,590	$5,854
Less: Net income attributable to non-controlling interest	789	902
Net income attributable to common stock	$1,801	$4,952

Earnings per share attributable to common stock
Basic	$0.22	$0.62
Diluted	$0.22	$0.61

PERMA-PIPE INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	April 30, 2026	January 31, 2026
ASSETS
Current assets	$146,374	$146,734
Long-term assets	75,229	70,752
Total assets	$221,603	$217,486
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$63,372	$79,789
Long-term liabilities	49,496	31,396
Total liabilities	112,868	111,185
Non-controlling interests	16,494	15,663
Stockholders' equity	92,241	90,638
Total liabilities and equity	$221,603	$217,486